Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation of our report dated October 27, 2023 in the Registration Statement on Form F-1, under the Securities Act of 1933 with respect to the consolidated balance sheets of Raytech Holding Limited and its subsidiaries (collectively the “Company”) as of March 31, 2022 and 2023, and related consolidated statements of income, changes in shareholders’ equity and cash flows for each of the years in the two-year period ended March 31, 2023, and the related notes included herein.

We also consent to the reference to our firm under the heading “Experts” in the Prospectus.

San Mateo, California	WWC, P.C.
October 27, 2023	Certified Public Accountants
PCAOB ID: 1171